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                                                                    Exhibit 99.1

[POLYONE LOGO]

                                                         N E W S   R E L E A S E

FOR IMMEDIATE RELEASE

           POLYONE ANNOUNCES RESTRUCTURING IN ITS ELASTOMERS BUSINESS

CLEVELAND - October 29, 2003 - PolyOne Corporation (NYSE: POL) announced today that it will close two manufacturing plants within its Elastomers and Performance Additives business segment as it acts on restructuring initiatives to reduce costs and bring capacity in line with sales demand.

PolyOne's DeForest, Wisconsin, and Wynne, Arkansas, plants are to close around the end of 2003. The Company also plans to reduce the number of sales and administrative positions within the business. These combined moves will translate into the reduction of approximately 230 positions across the business.

"While this business has maintained profitability and positive cash flow, the effects of raw material inflation, offshore competition and geographic movement of some key markets have decreased operating margins," said Thomas A. Waltermire, chairman and chief executive officer. "We are determined to reduce excess production capacity and continue to realign our cost structure in order to improve our profitability."

On October 21, PolyOne announced that Elastomers and Performance Additives was one of three business operations being considered for divestment. The Company has set no deadline for divesting the business. Elastomers and Performance Additives had 2002 sales of $364 million, representing 14 percent of total Company sales.

The DeForest and Wynne plants manufacture a variety of products, including compounded elastomers and dispersed rubber chemicals. PolyOne intends to carefully transition these products to other elastomer manufacturing facilities with excess capacity at Burton, Ohio; Dyersburg, Tennessee; and Kennedale, Texas.

PolyOne projects that this restructuring action in Elastomers and Performance Additives will yield annualized pre-tax earnings improvement of $7.5 million. Total restructuring expense is projected to approximate $15 million, of which approximately $7.5 million will be non-cash and related to asset write-offs. Estimated 2003 fourth-quarter restructuring expense is $11.5 million, with minimal funding of the cash closure costs anticipated in 2003.

Employees affected by the plant closings will be eligible for severance benefits and outplacement services, and will be able to apply for job openings at other locations within the Elastomers business group.






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ABOUT POLYONE
PolyOne Corporation, with 2002 revenues of $2.5 billion, is an international polymer services company with operations in thermoplastic compounds, specialty resins, specialty polymer formulations, engineered films, color and additive systems, elastomer compounding and thermoplastic resin distribution. Headquartered in Cleveland, Ohio, PolyOne has employees at manufacturing sites in North America, Europe, Asia and Australia, and joint ventures in North America, South America, Europe, and Asia. Information on the Company's products and services can be found at www.polyone.com.


PolyOne Media & Investor Contact:      Dennis Cocco
                                       Vice President Investor Relations
                                       & Communications
                                       440.930.1538

FORWARD-LOOKING STATEMENTS
In this press release, statements that are not reported financial results or other historical information are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. They are based on management's expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. You can identify these statements by the fact that they do not relate strictly to historic or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions; prospective changes in raw material costs, product pricing or product demand; future performance or results of current and anticipated market conditions and market strategies; sales efforts; expenses; the outcome of contingencies such as legal proceedings; and financial results. Factors that could cause actual results to differ materially include, but are not limited to: (1) an inability to achieve or delays in achieving or achievement of less than the anticipated financial benefit from the initiatives related to restructuring programs including cost reduction and employee productivity goals; (2) a delay or inability to achieve targeted debt level reductions through divestitures or other means; (3) the effect on foreign operations of currency fluctuations, tariffs, nationalization, exchange controls, limitations on foreign investment in local businesses and other political, economic and regulatory risks; (4) changes in U.S., regional or world polymer and/or rubber consumption growth rates affecting the Company's markets;
(5) changes in global industry capacity or in the rate at which anticipated changes in industry capacity come online in the polyvinyl chloride (PVC), chlor-alkali, vinyl chloride monomer (VCM) or other industries in which the Company participates; (6) fluctuations in raw material prices, quality and supply and in energy prices and supply, in particular fluctuations outside the normal range of industry cycles; (7) production outages or material costs associated with scheduled or unscheduled maintenance programs; (8) costs or difficulties and delays related to the operation of joint venture entities; (9) lack of day-to-day operating control, including procurement of raw materials, of equity or joint venture affiliates; (10) partial control over investment decisions and dividend distribution policy of the OxyVinyls partnership and other minority equity holdings of the Company; (11) an inability to launch new products and/or services within the Company's various businesses; (12) the possibility of goodwill impairment; (13) an inability to maintain any required licenses or permits; (14) an inability to comply with any environmental laws and regulations; (15) an inability or delay in finding buyers of non-core assets for reasonable and acceptable terms; (16) an inability to access the receivables sale facility as a result of breaching covenants; (17) any poor performance of our pension plan assets and any obligation on our part to fund our pension plan; and (18) any or a delay or inability to bring the North American colors and performance additives and the engineered materials product platforms to profitability.

We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from those anticipated, estimated or projected. Investors should bear this in mind as they consider forward-looking statements.


We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Form 10-Q, 8-K and 10-K reports to the Securities and Exchange Commission. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties. (Ref. #10203)








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